Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2008 SECOND QUARTER EARNINGS OF $203 MILLION

OR $1.84 PER DILUTED SHARE REPRESENTING A 701% GAIN

OVER SAME PERIOD IN 2007

Houston, Texas – August 5, 2008 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today announced financial and operating results for the second quarter 2008.

Highlights:

—	Net income increased to $202.9 million in the second quarter 2008 from $25.3 million in the second quarter 2007.
—	Operating cash flow was $450.3 million in the second quarter 2008 compared to $111.0 million in the second quarter 2007 (a non-GAAP measure).
—

Second quarter 2008 oil and gas sales volumes averaged 87.5 thousand barrels of oil equivalent per day (BOEPD) reflecting the previously announced asset divestitures which closed in February 2008. Sales volumes averaged 91.6 thousand BOEPD for the first six months of 2008. PXP expects sales volumes to average between 92 and 96 thousand BOEPD for the year-ended 2008 and is currently producing within that range. Flatrock and other growth initiatives are expected to contribute to sales volume growth throughout the year.

—	Positive drilling results at Flatrock which has four successful wells to date and two producing wells with approximately 30 million cubic feet equivalent per day (MMCFED) net to PXP:
–	Flatrock No. 2 well commenced production on July 6, 2008. Gross production currently approximates 102 MMCFED, 23 MMCFED net to PXP.
–	Flatrock No. 3 well logged deeper pay in May 2008. In total, the well encountered 256 feet of net pay. First production is expected in the third quarter of 2008.
–	Flatrock No. 4 development well logged 116 net feet of pay in June 2008 and is drilling below 16,800 feet to proposed total depth of 18,500 feet.
–	Flatrock No. 5 well commenced on July 1, 2008 and is currently drilling below 9,700 feet to proposed total depth of 18,400 feet.
–	Flatrock No. 6 well is expected to commence drilling in the second half of 2008.
—	South Timbalier Block 168 ultra-deep exploratory well has been drilled to 32,550 feet and is being evaluated.
—	Fredericksburg exploratory prospect, operated by Shell and located on Desoto Canyon Block 486, is currently drilling with results expected in the third quarter.

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—	Friesian #2 well, operated by PXP and located on Green Canyon Block 643, has a rig on location running anchors, with drilling results expected in the fourth quarter.
—

Positive drilling results continue from the Texas Panhandle development program. We began the year producing 6,500 BOEPD and are currently producing approximately 7,600 BOEPD. These production gains are primarily coming from the Courson Ranch and Marvin Lakes areas. We are having better-than-expected results from vertical wells targeting the Mississippian St. Louis formation and horizontal wells targeting the Cleveland formation. Additionally, wells in the Marvin Lakes area targeting the Granite Wash and Atoka Wash formations, where we have a significant inventory of future drilling locations, are contributing to these positive results.

—

Acquired a 20% interest in Chesapeake Energy’s 550,000 acre leasehold position in the Haynesville Shale, 110,000 acres net to PXP, for $1.65 billion. In addition, PXP has agreed to fund 50% of Chesapeake’s 80% share of drilling and completion costs for future Haynesville Shale JV wells over a several year period until an additional $1.65 billion has been paid. This applies to less than 10% of the estimated 6,800 potential future drilling locations. PXP expects average drilling and completion costs of $1.25 per MCFE and total finding and development costs of $1.83 per MCFE. Drilling operations are underway with 6 rigs running and a total of 30 rigs expected by year-end 2009. Production contribution is expected in the fourth quarter 2008.

—

Closed the Piceance Basin acquisition in June 2008, expanding an existing PXP growth area by adding approximately 11,000 acres adjacent to our existing position and increasing our overall Piceance drilling inventory to over 3,600 potential well locations. Production from the Piceance Basin properties has increased 155% to 27.5 MMCF per day in the second quarter of 2008 compared to 10.8 MMCF per day in the second quarter 2007. There are 6 rigs running and a total of 7 rigs expected by year-end 2008.

—

Received Santa Barbara County Planning Commission approval of the Tranquillon Ridge project in April, one of the necessary government approvals. PXP is currently working to secure approval from the California State Lands Commission.

—	In Vietnam we contracted a rig to drill our first well mid-year 2009.
—

Increased PXP’s commodity price protection by acquiring incremental derivatives on a significant portion of 2008, 2009 and 2010 production volumes with over $100 crude oil floors and $10 by $20 natural gas collars.

THREE MONTHS ENDED JUNE 30

PXP reported second quarter 2008 net income of $202.9 million, or $1.84 per diluted share, on revenues of $732.7 million, an increase from second quarter 2007 net income of $25.3 million, or $0.35 per diluted share, on revenues of $255.5 million. Higher revenues during the second quarter of 2008 were primarily due to a 64% increase in sales volumes and a $39.08 per barrel of oil equivalent (BOE) increase in realized prices.

Sales volumes increased to 87.5 thousand BOEPD during the second quarter 2008 from 53.5 thousand BOEPD in the second quarter 2007 reflecting the Pogo acquisition and increased production from the Piceance Basin.

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Total production costs per BOE were higher during second quarter 2008 compared to the prior year period. Higher commodity prices and the impact from Pogo and Piceance Basin properties increased per unit production and ad valorem tax costs. Additionally, an increase in our stock price during the period resulted in higher per unit lease operating costs due to charges for stock appreciation rights.

Operating cash flow, a non-GAAP measure, increased to $450.3 million in the second quarter 2008 from $111.0 million for the same period a year ago due to higher sales volumes and stronger commodity prices. An explanation and reconciliation of non-GAAP financial measures is included at the end of this release.

SIX MONTHS ENDED JUNE 30

Net income for the first six months of 2008 was $366.4 million, or $3.27 per diluted share, on revenues of $1.4 billion, a significant increase from net income of $45.9 million, or $0.63 per diluted share, on revenues of $480.2 million for the same period a year ago. Higher revenues during the first six months of 2008 were primarily due to a 74% increase in sales volumes and a $30.82 per BOE increase in realized prices.

Sales volumes for the first six months of 2008 increased to 91.6 thousand BOEPD from 52.7 thousand BOEPD for the same period in 2007. Higher year-over-year sales volumes are primarily due to the 2007 acquisitions.

Total production costs per BOE were nearly flat for the first six months of 2008 compared to the same period in 2007. Lower per unit lease operating, steam gas and electricity costs due to increased sales volumes were offset by higher per unit gathering and transportation and production and ad valorem tax costs associated with the addition of the Pogo and Piceance Basin properties.

Operating cash flow, a non-GAAP measure, increased to $800.4 million for the first six months of 2008 from $205.6 million in the prior year period due to higher sales volumes and stronger commodity prices.

Oil and gas capital expenditures, excluding acquisitions, were $449.6 million for the first six months of 2008 compared to $309.8 million for the prior year period.

OUTLOOK

PXP reaffirms full-year 2008 operating and financial guidance. As previously announced, oil and gas expenditures for 2008 are expected to be approximately $1.5 billion, excluding acquisitions.

SECOND QUARTER CONFERENCE CALL

PXP plans to host its quarterly conference call tomorrow, August 6, 2008, at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-

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935-8460. The replay will be available through August 20, 2008 and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. Conference call and replay ID: 54420420.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in its core areas of operation: California, Rockies, Haynesville Shale/North Louisiana and East Texas, Gulf Coast, Gulf of Mexico, Texas Panhandle, South Texas and the Permian Basin of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

* reserve and production estimates,

* oil and gas prices,

* the impact of derivative positions,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Oil sales	$545,767	$231,583	$1,002,351	$437,101
Gas sales	182,334	23,210	346,403	40,745
Other operating revenues	4,602	754	7,026	2,394

	732,703	255,547	1,355,780	480,240

Costs and Expenses
Production costs
Lease operating expenses	85,248	50,112	159,756	94,775
Steam gas costs	40,599	27,924	72,757	54,281
Electricity	10,661	9,500	22,298	18,267
Production and ad valorem taxes	24,181	5,042	50,409	10,301
Gathering and transportation expenses	2,462	1,220	10,951	1,406
General and administrative	45,203	29,913	85,131	52,410
Depreciation, depletion and amortization	130,749	58,523	271,602	111,201
Accretion	3,223	2,273	6,610	4,535

	342,326	184,507	679,514	347,176

Income from Operations	390,377	71,040	676,266	133,064
Other Income (Expense)
Gain on sale of assets	–	–	34,658	–
Interest expense	(23,511)	(11,698)	(54,120)	(17,058)
Debt extinguishment costs	–	–	(10,263)	–
Loss on mark-to-market derivative contracts	(51,427)	(15,837)	(60,908)	(36,427)
Interest and other income	1,686	747	1,661	1,324

Income Before Income Taxes	317,125	44,252	587,294	80,903
Income tax expense
Current	(61,716)	–	(102,253)	–
Deferred	(52,491)	(18,934)	(118,622)	(35,015)

Net Income	$202,918	$25,318	$366,419	$45,888

Earnings per share
Basic	$1.88	$0.35	$3.33	$0.63
Diluted	$1.84	$0.35	$3.27	$0.63
Weighted Average Shares Outstanding
Basic	107,707	72,171	109,939	72,316

Diluted	110,138	73,275	112,147	73,382

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Daily Average Volumes
Oil and liquids sales (Bbls)	55,153	46,865	56,399	47,106
Gas (Mcf)
Production	200,358	46,285	217,573	40,148
Used as fuel	6,015	6,415	6,236	6,423
Sales	194,343	39,870	211,337	33,725
BOE
Production	88,546	54,579	92,662	53,798
Sales	87,543	53,510	91,622	52,727
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$123.80	$65.02	$111.12	$61.67
Gas	10.90	7.55	9.50	7.17
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$108.74	$54.31	$97.65	$51.27
Gas (per Mcf)	10.31	6.40	9.01	6.68
Per BOE	91.40	52.32	80.89	50.07
Cash Margin per BOE (1)
Oil and gas revenues	$91.40	$52.32	$80.89	$50.07
Costs and expenses
Lease operating expenses	(10.70)	(10.29)	(9.58)	(9.93)
Steam gas costs	(5.10)	(5.73)	(4.36)	(5.69)
Electricity	(1.34)	(1.95)	(1.34)	(1.91)
Production and ad valorem taxes	(3.04)	(1.04)	(3.02)	(1.08)
Gathering and transportation	(0.31)	(0.25)	(0.66)	(0.15)

Gross margin before DD&A (GAAP)	70.91	33.06	61.93	31.31
Cash derivative settlements	(2.86)	(5.20)	(2.35)	(5.23)

Cash margin (Non-GAAP)	$68.05	$27.86	$59.58	$26.08

(1)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	June 30, 2008	December 31, 2007
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$2,494	$25,446
Restricted cash	–	59,092
Accounts receivable	406,745	304,972
Inventories	24,291	18,394
Deferred income taxes	175,793	229,893
Other current assets	12,946	37,123

	622,269	674,920

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	7,087,870	7,340,238
Not subject to amortization	1,384,611	1,951,783
Other property and equipment	110,955	85,928

	8,583,436	9,377,949
Less allowance for depreciation, depletion and amortization	(1,267,019)	(1,000,722)

	7,316,417	8,377,227

Goodwill	535,296	536,822

Other Assets	103,433	104,382

	$8,577,415	$9,693,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$284,148	$319,583
Commodity derivative contracts	101,825	79,938
Royalties and revenues payable	169,196	132,919
Stock appreciation rights	23,977	63,106
Interest payable	19,228	25,330
Accrued merger expenses	2,764	77,980
Other current liabilities	79,483	119,190

	680,621	818,046

Long-Term Debt
Senior revolving credit facility	611,000	2,205,000
Senior notes	1,500,000	1,100,000

	2,111,000	3,305,000

Other Long-Term Liabilities
Asset retirement obligation	179,665	184,080
Commodity derivative contracts	31,428	33,821
Other	143,460	54,726

	354,553	272,627

Deferred Income Taxes	2,006,433	1,959,431

Stockholders’ Equity
Common stock	1,128	1,128
Additional paid-in capital	2,710,212	2,711,617
Retained earnings	990,412	623,993
Accumulated other comprehensive income	1,519	1,566
Treasury stock	(278,463)	(57)

	3,424,808	3,338,247

	$8,577,415	$9,693,351

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$202,918	$25,318	$366,419	$45,888
Items not affecting cash flows from operating activities
Gain on sale of assets	–	–	(34,658)	–
Depreciation, depletion, amortization and accretion	133,972	60,796	278,212	115,736
Deferred income taxes	52,491	18,934	118,622	35,015
Debt extinguishment costs	–	–	10,263	–
Loss on commodity derivative contracts	51,427	15,837	60,908	36,427
Noncash compensation	28,378	15,717	40,451	21,621
Other noncash items	1,936	(24)	2,886	(31)
Change in assets and liabilities from operating activities	(146,514)	(15,282)	(233,741)	(113,406)

Net cash provided by operating activities	324,608	121,296	609,362	141,250

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(186,423)	(113,281)	(441,123)	(258,182)
Acquisition of oil and gas properties	(311,136)	(973,875)	(331,293)	(973,875)
Acquisition of Pogo Producing Company	(62,625)	–	(74,844)	–
Derivative settlements	(12,946)	(25,615)	(29,593)	(49,143)
Proceeds from property sales, net of costs and expenses	7,901	–	1,717,781	–
Decrease in restricted cash and cash held in escrow	339,974	–	59,092	–
Additions to other property and equipment	(4,754)	(19,774)	(27,443)	(24,164)
Other, net	505	(3,431)	(1,229)	(3,431)

Net cash provided by (used in) investing activities	(229,504)	(1,135,976)	871,348	(1,308,795)

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	1,083,315	1,119,475	4,237,756	1,456,250
Repayments	(1,532,315)	(744,475)	(5,831,756)	(1,316,750)
Proceeds from issuance of long-term debt	400,000	600,000	400,000	1,100,000
Costs incurred in connection with financing arrangements	(5,927)	(9,972)	(6,064)	(17,917)
Derivative settlements	(7,898)	–	(13,088)	–
Purchase of treasury stock	(32,385)	(15,193)	(304,192)	(47,485)
Other	(5,709)	1,462	13,682	3,341

Net cash (used in) provided by financing activities	(100,919)	951,297	(1,503,662)	1,177,439

Net (decrease) increase in cash and cash equivalents	(5,815)	(63,383)	(22,952)	9,894
Cash and cash equivalents, beginning of period	8,309	74,176	25,446	899

Cash and cash equivalents, end of period	$2,494	$10,793	$2,494	$10,793

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Plains Exploration & Production Company

Summary of Open Derivative Positions

at July 1, 2008

Period	Instrument Type	Daily Volumes	Average Price (1)	Index
Sales of Crude Oil Production
2008
July - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI
July - Dec	Collar	2,500 Bbls	$60.00 Floor - $80.13 Ceiling	WTI
2009
Jan - Dec	Put options	32,500 Bbls	$55.00 Strike price	WTI
Jan - Dec	Put options	40,000 Bbls	$106.16 Strike price	WTI
2010
Jan - Dec	Put options	40,000 Bbls	$111.49 Strike price	WTI

Sales of Natural Gas Production

2008
July - Dec	Collar	15,000 MMBtu	$8.00 Floor - $12.11 Ceiling	Henry Hub
July - Dec	Collar	150,000 MMBtu	$10.00 Floor - $20.00 Ceiling	Henry Hub

2009
Jan - Dec	Collar	150,000 MMBtu	$10.00 Floor - $20.00 Ceiling	Henry Hub

(1)	The average strike prices do not reflect the cost to purchase the put options or collars.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (Non-GAAP) for the three and six months ended June 30, 2008 and 2007. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude changes in operating assets and liabilities and include derivative cash flows that are classified as financing or investing activities in the statement of cash flows. Pursuant to GAAP certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities.

	Three Months Ended June 30,
	2008	2007
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$324.6	$121.3
Changes in operating assets and liabilities	146.5	15.3
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(20.8)	(25.6)

Operating cash flow (Non-GAAP)	$450.3	$111.0

	Six Months Ended June 30,
	2008	2007
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$609.4	$141.3
Changes in operating assets and liabilities	233.7	113.4
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(42.7)	(49.1)

Operating cash flow (Non-GAAP)	$800.4	$205.6

Contacts

Investors: Hance Myers, Vice President Investor Relations

713-579-6291 or 800-934-6083

Media: Scott Winters, Vice President Corporate Communications

713-579-6190 or 800-934-6083

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